Exhibit 99.1

Community Valley Bancorp Reports Earnings for Third Quarter 2008 and Nine Months Ended September 30, 2008

(Chico, CA 10/24/08) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the third quarter and nine month period ended September 30, 2008.

Consolidated earnings were $1,301,000 for the quarter ended September 30, 2008.  This represents a decrease of $877,000 or 40.3% from the third quarter of 2007. Diluted earnings per share were $0.20 in the third quarter of 2008, a decrease of 31% compared to $0.29 in the third quarter of 2007.  Earnings for the first nine months of 2008 were $3,169,000.  This represents a decrease of $1,902,000 or 37.5% from the same period in 2007.  Diluted earnings per share were $0.44, a decrease of 34.3% for the nine month period ending September 30, 2008, compared to $0.67 for the same period in 2007.  The decline in earnings for both the third quarter and nine months ended September 30, 2008 is primarily a result of the increase in the level of the provision for loan losses, a decline in net interest income and increased non interest expenses offset by decreases in the level of income taxes.

The Company’s balance sheet reflected growth as of September 30, 2008, with total assets of $600,328,000 and total deposits of $533,369,000, representing increases of 4.9% and 6.5% respectively, over the September 30, 2007 totals of $572,315,000 and $492,577,000. Interest-bearing deposits increased $43,876,000 or 10.5%, from $416,039,000 at September 30, 2007, to $459,915,000 at September 30, 2008.  Non-interest bearing demand deposits decreased $3,084,000 or 4.0% from $76,538,000 at September 30, 2007 to $73,454,000 at September 30, 2008.

Loans increased to $497,647,000 as of September 30, 2008, up 6.0% over the September 30, 2007 total of $469,355,000.  Asset quality has weakened over the past year with $8.2 million or 1.63% of total loans considered non-performing at September 30, 2008 compared to $233,000 or .05% at September 30, 2007.  One loan included in the non performing loans in the amount of $5.0 million has a government guarantee of $4.0 million which reduces the exposure to the Company to $1.0 million.  Charged-off loans net of recoveries, were $637,000, or 0.13% of outstanding loans, for the nine month period ended September 30, 2008 compared to the net charge-offs of $18,000 for the same period in 2007.  The Company’s provision for loan losses was $750,000 and $1,425,000 for the quarter and nine months ended September 30, 2008 compared to $75,000 and $150,000 for the same periods in 2007.  The ratio of the allowance for loan losses to total loans outstanding was 1.29% at September 30, 2008 compared to 1.15% at September 30, 2007.

Net interest income for the third quarter ending September 30, 2008 decreased $548,000 or 7.2% to $7,032,000 as compared to $7,580,000 for the same period in 2007.  Interest income from earning assets was $9,471,000 for the third quarter of 2008 which was $1,656,000 or 14.9% less than the same period in 2007.  The decrease was the result of lower interest rates on earning assets during the quarter reflective of the 325 basis point decrease in interest rates by the Federal Reserve Board since September 2007.  Interest expense was $2,439,000 for the third quarter ending September 30, 2008 which was $1,108,000 or 31.2% less than the same period in 2007. This decrease was the result of falling deposit interest rates.  As a result the net interest margin for the third quarter ended September 30, 2008 declined 54 basis points to 5.26% as compared to 5.80% for the third quarter of 2007.

Net interest income for the first nine months ended September 30, 2008 decreased $1,893,000 or 8.5% to $20,419,000 as compared to $22,312,000 for the same period in 2007.  Interest income from earning assets was $28,380,000 for the first nine months which was $4,323,000 or 13.2% less than the same period in 2007.  Interest expense was $7,961,000 for the nine months ending September 30, 2008 which was $2,430,000 or 23.4% less than the same period in 2007.   As a result the net interest margin for the first nine months ended September 30, 2008 declined 61 basis points to 5.21% as compared to 5.82% for the same period in 2007.

Non-interest income for the quarter ended September 30, 2008 decreased $114,000 or 4.3% to $2,539,000 compared to $2,653,000 in the same quarter of 2007.  The primary reason for this decrease in 2008 was the gain realized in the third quarter of 2007 from the sale of mortgage servicing rights which resulted in a pre tax net gain of approximately $730,000.  The decrease was partially offset by the increased gains recognized from the sale of loans and increases in service charges on deposit accounts.  Non-interest income for the nine months ended September 30, 2008 increased $367,000 or 5.8% to $6,708,000 compared to $6,341,000 in the same period in 2007.  This increase was primarily due to the higher level of service charge income from deposit accounts offset by the 2007 gain from the sale of the mortgage servicing rights.

Non-interest expense for the quarter ended September 30, 2008 increased $387,000, or 5.6% compared to the same period in 2007, primarily due to increased occupancy expense in the form of rent on the seven buildings the Company sold and leased back in the first quarter of 2008. Non-interest expense for the first nine months ending September 30, 2008 was $20,669,000 compared to $19,932,000 in the same period in 2007 an increase of $737,000 or 3.5% for the same reasons as discussed above.  This increase was partially offset by a decrease in salaries and employee benefits of $699,000.

The Company’s annualized return on average assets (ROA) was .89% in the third quarter of 2008 compared to 1.51% in 2007 and annualized return on average equity (ROE) was 12.73% in the third quarter of 2007 compared to 17.36% in 2007. On a year to date basis ROA was .74% in 2008 compared to 1.19% in 2007 and ROE was 9.21% compared to 14.15% in 2007.

In September, 2008 the Bank was recognized for having made the fourth highest number of USDA Business and Industry (B&I) loans in the nation during the 2008 fiscal year.  The Bank originated nineteen loans totaling more than $38 million.  The primary purpose of the B&I program is to stimulate the local economy, create additional employment opportunities, attract additional commercial investment capital and support potential growth in local tax revenues, which will improve the quality of life for rural residents. These nineteen loans helped to create or save almost 200 jobs in our local communities.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	September 30, 2008	December 31, 2007	September 30, 2007
ASSETS
Cash and due from banks	$15,576,000	$31,714,000	17,351,000
Federal funds sold	41,110,000	54,290,000	34,460,000
Interest-bearing deposits in banks	3,170,000	4,250,000	3,259,000
Investment securities	8,640,000	6,264,000	6,366,000

Loans:
Real estate	313,540,000	289,504,000	306,995,000
Commercial	126,701,000	103,346,000	115,904,000
Consumer	62,558,000	52,194,000	50,123,000
Other	1,911,000	2,224,000	2,247,000
Deferred loan originations fees, net	(539,000)	(686,000)	(542,000)
Allowance for loan losses	(6,524,000)	(5,232,000)	(5,372,000)

Total loans, net	497,647,000	441,350,000	469,355,000

Premises and equipment	8,798,000	17,905,000	17,904,000
Accrued interest receivable and other assets	25,387,000	24,847,000	23,620,000

Total Assets	$600,328,000	$580,620,000	572,315,000

LIABILITIES
Noninterest-bearing deposits	$73,454,000	$77,574,000	76,538,000
Interest checking, money market & savings deposits	272,772,000	263,883,000	259,267,000
Time deposits	187,143,000	159,534,000	156,772,000

Total deposits	533,369,000	500,991,000	492,577,000

Notes payable	4,976,000	1,093,000	1,125,000
Junior subordinated debentures	8,248,000	16,496,000	16,496,000
Accrued interest payable and other liabilities	13,063,000	11,066,000	11,850,000

Total liabilities	559,656,000	529,646,000	522,048,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	40,672,000	50,974,000	50,267,000

Total Liabilities and Shareholders’ Equity	$600,328,000	$580,620,000	572,315,000

Nonperforming loans to total loans	1.63%	0.06%	0.05%
Net chargeoffs to average loans (annualized)	0.33%	0.00%	0.00%
Allowance for loan losses to total loans	1.29%	1.15%	1.15%
Leverage Ratio	8.11%	11.60%	11.87%
Tier 1 Risk-Based Capital Ratio	8.93%	13.12%	12.65%
Total Risk-Based Capital Ratio	10.18%	14.14%	13.67%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Three months ending:	September 30, 2008	September 30, 2007	% Change
Interest income	$9,471,000	$11,127,000	(14.88)%
Interest expense	2,439,000	3,547,000	(31.24)%

Net interest income	7,032,000	7,580,000	(7.23)%
Provision for loan losses	750,000	75,000
Total noninterest income	2,539,000	2,653,000	(4.30)%
Total noninterest expense	6,956,000	6,569,000	5.89%

Income before taxes	1,865,000	3,589,000	(48.04)%
Income taxes	564,000	1,411,000	(60.03)%

Net income	$1,301,000	$2,178,000	(40.27)%

Basic earnings per share	$0.20	$0.29	(31.03)%
Diluted earnings per share	$0.20	$0.29	(31.03)%
Average diluted shares outstanding	6,606,000	7,632,000	(13.44)%

Net interest margin as a percentage	5.26%	5.80%	(9.43)%

Operating Ratios:
Return on average assets (annualized)	0.89%	1.51%	(40.74)%
Return on average equity (annualized)	12.82%	17.36%	(26.17)%
Efficiency ratio (fully taxable equivalent)	72.67%	64.20%	13.20%

Nine Months Ending:	September 30, 2008	September 30, 2007	% Change
Interest income	$28,380,000	$32,703,000	(13.22)%
Interest expense	7,961,000	10,391,000	(23.39)%

Net interest income	20,419,000	22,312,000	(8.48)%
Provision for loan losses	1,425,000	150,000	850.00%
Total noninterest income	6,708,000	6,341,000	5.79%
Total noninterest expense	20,669,000	19,933,000	3.69%

Income before provision for income taxes	5,033,000	8,570,000	(41.27)%
Provision for income taxes	1,864,000	3,499,000	(46.73)%

Net income	$3,169,000	$5,071,000	(37.51)%

Basic earnings per share	$0.45	$0.69	(34.78)%
Diluted earnings per share	$0.44	$0.67	(34.33)%
Average diluted shares outstanding	7,187,000	7,607,000	(5.52)%

Net interest margin as a percentage	5.21%	5.82%	(10.45)%

Operating Ratios:
Return on average assets	0.74%	1.19%	(37.84)%
Return on average equity	9.21%	14.15%	(34.93)%
Efficiency ratio (fully taxable equivalent)	76.19%	69.56%	9.54%

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.  Butte Community Insurance Agency, a subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Marysville, Oroville, Paradise, Red Bluff, Redding and Yuba City.  It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.